Exhibit 99.1

Delwinds Insurance Acquisition Corp. Announces Separate Trading of Class A Common Stock and Warrants

Houston, TX, Jan. 26, 2021 (GLOBE NEWSWIRE) -- Delwinds Insurance Acquisition Corp. (NYSE: “DWIN.U”) (the “Company”) announced today that, commencing January 29, 2021, holders of the 20,125,000 units sold in the Company’s initial public offering, may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “DWIN” and “DWIN.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “DWIN.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

ABOUT THE COMPANY

The Company is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While the Company may pursue an initial business combination target in any industry, it intends to focus its search on businesses in the insurtech, traditional insurance and insurance-related products and services industries. The Company is led by Chairman and Chief Executive Officer Andrew J. Poole.

The units were initially offered by the Company in an underwritten offering. RBC Capital Markets, LLC and Cantor Fitzgerald & Co. served as joint bookrunning managers for the offering. A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission (the "SEC") on December 10, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Email: equityprospectus@rbccm.com; and Cantor Fitzgerald & Co., Attention: Capital Markets, at 499 Park Avenue, 5th Floor, New York, New York 10022; Email: prospectus@cantor.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, including those set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Delwinds Insurance Acquisition Corp.
Bryce Quin
bryce@delwinds.com